November 2007
Pricing Sheet dated November 23, 2007 relating to
Preliminary Pricing Supplement No. 387 dated October 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Outperformance PLUS Due December 20, 2008
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index
PRICING TERMS – NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,400,000
Original issue price:	$10 per Outperformance PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	November 23, 2007
Issue date:	November 30, 2007 (5 business days after the pricing date)
Maturity date:	December 20, 2008, subject to postponement for market disruption events
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
▪  If the OEX Index outperforms the RTY Index:
the product of (i) $10 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum payment at maturity; or
▪  If the OEX Index underperforms the RTY Index:
an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.

Maximum payment at maturity:	$11.80 (118% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return
▪  If the OEX Index outperforms the RTY Index, the outperformance return will be positive
▪  If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value
OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value
RTY Index initial value
OEX Index initial value:	673.71, the closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the pricing date
OEX Index final value:	The closing value of the OEX Index as reported on Bloomberg under ticker symbol “OEX” on the valuation date
RTY Index initial value:	755.03, the closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date
RTY Index final value:	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the valuation date
Valuation date:	December 18, 2008, subject to postponement for market disruption events
CUSIP:	617475322
Listing:
The Outperformance PLUS have been approved for listing on the American Stock Exchange LLC (“AMEX) subject to official notice of issuance.  The AMEX listing symbol for the Outperformance PLUS is “RAO.”  It is not possible to predict whether any secondary market for the Outperformance PLUS will develop.

Minimum ticketing size:	100 Outperformance PLUS
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Outperformance PLUS	$10	$0.15	$9.85
Total:	$20,400,000	$306,000	$20,094,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Outperformance PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per Outperformance PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 100®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Outperformance PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Outperformance PLUS.  The “Russell 2000® Index” is a trademark of the Frank Russell Company and has been licensed for use by Morgan Stanley. The Outperformance PLUS are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Outperformance PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 387 dated October 24, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007      Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.